Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-167837 on Form S-3, No. 333-91577 on Form S-4, Nos. 333-43787, 333-89008, 333-95901, 333-105938, 333-114398, 333-118322, 333-120395, 333-126982, 333-130270, 333-138716, 333-147995, 333-155304, and 333-165261 on Form S-8 of our report dated February 28, 2011 (September 19, 2011 as to Note 9, Note 15 and the effects of the discontinued operations presentation described in Note 14) relating to the financial statements of Iron Mountain Incorporated, appearing in this Current Report on Form 8-K dated September 19, 2011 of Iron Mountain Incorporated.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

September 19, 2011